AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

         EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                    AND FIXED CHARGES AND PREFERRED DIVIDENDS
                                  (In millions)

                                                 Year Ended December 31,
                                                    1998    1997    1996

   Income from continuing operations before
     income taxes                                 $143.5  $104.2   $78.5
   Less equity in (earnings) loss of affiliate       0.4    (0.8)    2.2
   Plus dividends from affiliate                     0.5     0.5     0.5
   Plus minority interest in subsidiaries
     having fixed charges                             -      0.2     0.5
   Fixed charges:
     Interest and other debt expenses               10.8     8.9    14.3
     Preferred dividends of subsidiary trusts       19.0    15.5     1.0
     One-third of rentals                            1.7     1.0     0.9
        Earnings                                  $175.9  $129.5   $97.9

   Fixed charges:
     Interest and other debt expenses             $ 10.8  $  8.9   $14.3
     Preferred dividends of subsidiary trusts       19.0    15.5     1.0
     One-third of rentals                            1.7     1.0     0.9
        Fixed charges                             $ 31.5  $ 25.4   $16.2

   Fixed charges and preferred dividends:
     Fixed charges - per above                    $ 31.5  $ 25.4   $16.2
     Preferred dividends (*)                          -      1.4     1.8
        Fixed charges and preferred dividends     $ 31.5  $ 26.8   $18.0


   Ratio of earnings to fixed charges                5.6     5.1     6.0

   Earnings in excess of fixed charges            $144.4  $104.1   $81.7


   Ratio of earnings to fixed charges and
     preferred dividends                             5.6     4.8     5.4

   Earnings in excess of fixed charges and
     preferred dividends                          $144.4  $102.7   $79.9



   (*) Amounts represent preferred dividend requirements of AAG (parent) multiplied by the ratio that pretax earnings bears to net earnings.

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